EXHIBIT 99.1

                             TEXACO REPORTS RESULTS:
          FOURTH QUARTER 1997 EARNINGS OF $623 MILLION CAP RECORD YEAR
                      1997 Net Income Exceeds $2.6 Billion

FOR  RELEASE:  THURSDAY,  JANUARY  22,  1998.
         WHITE PLAINS, N.Y., Jan. 22 - Production increases and improved refining and marketing results in the fourth quarter were highlights capping an outstanding year, Texaco Chairman and Chief Executive Officer Peter Bijur reported today.
         Texaco's total reported net income for the fourth quarter of 1997 was $623 million, or $1.15 per share, including net special benefits of $151 million. Net income for the fourth quarter of 1996 was $509 million, or $.95 per share, including net special benefits of $129 million. For the year 1997, total reported net income was $2,664 million, or $4.99 per share, as compared with $2,018 million, or $3.77 per share, for the year 1996. For the year 1997, net income before special items was $1,894 million, or $3.52 per share, as compared with $1,665 million, or $3.09 per share, for the year 1996. Per share amounts reflect the two-for-one stock split effective September 29, 1997.
         Commenting on 1997 fourth quarter and annual results, Bijur highlighted the following:
           o  Net income before special items rose 24  percent to  $472 million, or $.87 per share;
           o  Worldwide production rose  11  percent quarterly  and  six percent annually;
           o  Refinery downtime was reduced and downstream margins improved;
           o  Expense containment continued;
           o  The $500 million stock repurchase program was completed;
           o  Annual return on average capital employed reached 13 percent; and
           o  Yearly capital and exploratory  expenditures,  including  the $1.4
              billion Monterey  acquisition,  grew 73   percent to $5.9 billion.
         Bijur further commented on the fourth quarter, "The Monterey acquisition, increasing production in the Captain field and the start-up of the Erskine field led to a significant rise in worldwide production. Our refining and marketing results were significantly higher as earnings continued to recover from last year's depressed levels. Improved refinery utilization, higher margins and a three percent increase in U.S. branded gasoline sales were the key contributors to the higher results. Lower worldwide crude oil prices and higher exploratory expenditures dampened our exploration and production results. Exploratory expenditures rose 21 percent as we aggressively sought out high-impact producing opportunities."

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
                                      - 2 -

           Bijur concluded, "The recent sharp decline in both oil and natural gas prices as well as stagnant refining margins will apply downward pressure on first quarter 1998 earnings. Despite the recent decline in industry fundamentals, aggressive efforts to strengthen our upstream position, as demonstrated by the Monterey and Karachaganak acquisitions, will serve as the foundation to build our position in the energy marketplace. Our expanded upstream leadership team and the establishment of a corporate development team will enable us to more quickly identify and act upon emerging opportunities across the globe. Also, definitive agreements were signed last week with Shell Oil Company combining our western refining and marketing assets along with nationwide transportation, trading, and lubricants businesses. This brings us closer to achieving the substantial benefits expected from the Texaco/Shell/Saudi Aramco U.S. downstream alliance."


                                                                      Fourth Quarter                       Year
                                                               ---------------------------      ---------------------------
Texaco Inc. (Millions)                                             1997           1996              1997           1996
---------------------------------------------------------------------------------------------------------------------------
Net income before special items                                   $  472         $  380           $1,894        $1,665
                                                                  ------         ------           ------        ------
Gains (losses) on major asset sales                                  193            (30)             367           194

Write-down of assets                                                 (41)             -              (41)            -

Tax and other issues                                                  (1)            68              487            68

Financial reserves for various issues                                  -            (32)             (43)          (32)

Tax benefits on asset sales                                            -            188                -           188

Employee separation costs                                              -            (65)               -           (65)
                                                                  ------          ------           ------       ------
                                                                     151             129              770          353
                                                                  ------          ------           ------       ------
 Total reported net income                                        $  623          $  509           $2,664       $2,018
                                                                  ======          ======           ======       ======

---------------------------------------------------------------------------------------------------------------------------

The following functional analysis includes details on special items.



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                                      - 3 -

ANALYSIS OF OPERATING EARNINGS
       EXPLORATION AND PRODUCTION

                                                                   Fourth Quarter                           Year
                                                               --------------------------       --------------------------
UNITED STATES (Millions):                                          1997          1996               1997          1996
--------------------------------------------------------------------------------------------------------------------------
Operating earnings before special items                           $ 256          $ 351            $1,031        $1,123
Special items                                                       (31)             -               (74)            -
                                                                  -----          -----            ------        ------
Total operating net income                                        $ 225          $ 351            $  957        $1,123
--------------------------------------------------------------------------------------------------------------------------

         In the U.S. exploration and production operations, fourth quarter and year 1997 earnings were below last year as a result of lower crude oil prices and lower gas marketing results. Average realized crude oil prices for the fourth quarter and year 1997 were $16.36 and $17.34 per barrel, $3.64 and $.59 per barrel lower than the fourth quarter and year 1996. Crude oil prices have declined sharply from the fourth quarter 1996 peak due to the recent slowing of world oil demand growth and higher worldwide production creating rising inventory levels. Higher expenses associated with increased operating and exploratory activities also contributed to the decline in earnings.
         Production gains and higher natural gas prices benefited fourth quarter and year 1997 results. Production increased eight percent in the fourth quarter and two percent for the year. The increases are from new production, notably from the acquired Monterey properties, and continued development in the Gulf of Mexico and Louisiana. Average natural gas prices for the fourth quarter and year 1997 were $2.63 and $2.37 per thousand cubic feet (MCF), $.09 and $.18 per MCF higher than the fourth quarter and year 1996.
         Special items for 1997 included a fourth quarter write-down of assets of $31 million and a second quarter charge of $43 million for the establishment of financial reserves for royalty and severance tax issues.

                                                                   Fourth Quarter                          Year
                                                               --------------------------      --------------------------
INTERNATIONAL (Millions):                                         1997          1996              1997          1996
-------------------------------------------------------------------------------------------------------------------------
Operating earnings before special items                           $ 100        $  86              $ 438       $  451
Special items                                                       198           27                359           27
                                                                  -----        -----              -----       ------
Total operating net income                                        $ 298        $ 113              $ 797       $  478
-------------------------------------------------------------------------------------------------------------------------

             In the international exploration and production operations, earnings before special items for the fourth quarter 1997 were above 1996 levels while the year results were slightly lower. Improved production only partly offset the cost of Texaco's expanded exploration programs, lower gas marketing

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                                      - 4 -

results in the U.K. and lower crude prices. Average realized crude oil prices were $17.44 for the fourth quarter and $17.64 per barrel for the year 1997, $4.52 and $1.91 per barrel below 1996 prices.
          Production increased 16 percent for the fourth quarter and 11 percent for the year versus 1996. New production from the Captain and Erskine fields in the U.K. North Sea and record production in the Partitioned Neutral Zone contributed to the increase. Also, new oil and gas production in offshore areas of Angola, Denmark, Trinidad and Colombia came onstream in late 1996 and early 1997.
         Results for 1997 included non-cash currency charges of $5 million for the fourth quarter and a $21 million benefit for the year, due to the movement of the Pound Sterling versus the U.S. dollar relating to deferred income taxes. These compare to charges of $36 million and $38 million for the fourth quarter and year 1996.
         Special items for the fourth quarter of 1997 included gains on asset sales of $193 million, mainly from the sale of properties in Myanmar. Also, the quarter included a $15 million tax benefit and a $10 million write-down of assets. Additionally, the year included second quarter special gains of $161 million from the sales of a 15-percent interest in the Captain field in the U.K. North Sea, and interests in Canadian gas properties and an Australian pipeline system. The 1996 special item relates to a fourth quarter Danish deferred tax benefit.

       MANUFACTURING, MARKETING AND DISTRIBUTION


                                                                   Fourth Quarter                          Year
                                                               --------------------------      --------------------------
UNITED STATES (Millions):                                          1997         1996               1997          1996
-------------------------------------------------------------------------------------------------------------------------
Operating earnings before special items                           $  80        $   (9)          $  305        $  233
Special items                                                         -           (26)              13           (26)
                                                                  -----         -----           ------        ------
Total operating net income                                        $  80        $  (35)          $  318        $  207
-------------------------------------------------------------------------------------------------------------------------

            U.S. refining and marketing results greatly improved in the fourth quarter of 1997 versus the comparable period in 1996. Earnings benefited from improved margins, strong branded gasoline sales and higher refinery utilization for both our East and West Coast operations. Fires at the Los Angeles, Calif., refinery in November 1996 and the Convent, LA., refinery in December 1996 caused property damage and adversely affected fourth quarter 1996 yields.
         Results for the year 1997 were higher than 1996 primarily due to improved earnings on the East Coast. These operations benefited from improved Gulf Coast sour crude cracking margins. Earnings for West Coast operations also surpassed 1996 as margins improved during the last half of the year. Additionally, while refinery operations improved this year, refinery upsets in late 1996 and early 1997 caused higher repair costs and lower product yields in the first quarter of 1997. Lower crude oil trading margins and clean-up costs from a May pipeline break negatively impacted 1997 earnings.

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

                                      - 5 -

         Special items for 1997 included a second quarter gain of $13 million from the sale of credit card operations. Special items for 1996 included a fourth quarter charge of $26 million, principally for a loss on the sale of a chemical facility.

                                                                       Fourth Quarter                        Year
                                                                 --------------------------      --------------------------
INTERNATIONAL (Millions):                                            1997          1996              1997          1996
---------------------------------------------------------------------------------------------------------------------------
Operating earnings before special items                             $ 160         $  43              $ 530         $ 252
Special items                                                         (16)          (26)               (16)          198
                                                                    ------        -----              ------        -----
Total operating net income                                          $ 144         $  17              $ 514         $ 450
--------------------------------------------------------------------------------------------------------------------------

         The international refining and marketing business reported higher 1997 earnings for both the quarter and year. The refining segment experienced improved margins and reduced downtime for operations in Panama. Improved U.K. marketing results reflected a recovery from significantly depressed 1996 margins and increased refined product sales volumes. Stronger marketing margins in Latin America and overall lower marketing expenses also contributed to the higher earnings. Lower results in Scandinavia, primarily from competitive pressures in the Norwegian marketplace, partly offset these improvements.
         In the Caltex area of operations, 1997 earnings were higher for both the fourth quarter and year. Reflected in Caltex results were the impacts of the current economic crisis in Southeast Asia. This included favorable Korean net currency-related effects of $70 million recorded in the fourth quarter. Effective October 1, 1997, Caltex changed the functional currency used to account for its operations in Korea to the U.S. dollar. The net currency-related effects were primarily tax benefits on currency losses on U.S. obligations resulting from the devaluation of the Won. Also, the dramatic weakening of currencies versus the U.S. dollar prevented immediate recovery of dollar-based crude cost. Inventory valuation losses of $24 million associated with the recent decline in crude prices were also included in Caltex's fourth quarter 1997 earnings.
         Results for 1997 included a non-cash currency charge of $1 million for the fourth quarter and a $7 million benefit for the year, due to the movement of the Pound Sterling versus the U.S. dollar relating to deferred income taxes. These compare to charges of $18 million and $20 million for the fourth quarter and year 1996.
         Special items for 1997 included a fourth quarter charge of $16 million, primarily for a European deferred tax adjustment. Special items for 1996 included net gains of $198 million, primarily from a Caltex gain of $224 million recognized on the second quarter sale of its interest in a Japanese affiliate, reduced by a related fourth quarter tax charge of $5 million. Special items for 1996 also included a fourth quarter charge for employee separations of $21 million.

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

                                      - 6 -

CORPORATE/NONOPERATING RESULTS


                                                                     Fourth Quarter                        Year
                                                                --------------------------     ---------------------------
(Millions):                                                        1997           1996            1997            1996
--------------------------------------------------------------------------------------------------------------------------
Results before special items                                      $ (125)       $  (96)         $ (427)         $ (410)
Special items                                                          -           154             488             154
                                                                  ------        ------          ------          ------
Total corporate/nonoperating                                      $ (125)       $   58          $   61          $ (256)
--------------------------------------------------------------------------------------------------------------------------

         Comparative corporate/nonoperating results for the fourth quarter and year included expenses associated with the introduction of the new advertising campaign in the second half of 1997, which were partly offset by the impact of slightly lower interest rates. The 1996 fourth quarter included higher gains on sales of equity securities held for investment by insurance operations.
         Results for both 1997 and 1996 include special items. The "Aramco Advantage" U.S. tax case resulted in a first quarter 1997 benefit of $488 million. Special items for 1996, recorded in the fourth quarter, included $188 million of tax benefits attributable to sales of interests in a subsidiary and a $41 million benefit resulting from lower than anticipated prior years' state tax exposure. These 1996 benefits were partly offset by charges of $32 million for financial reserves for various litigation matters and $43 million for employee separation charges.

CAPITAL AND EXPLORATORY EXPENDITURES
         Capital and exploratory expenditures, including equity in such expenditures of affiliates, were $5.9 billion for the year 1997, as compared to $3.4 billion for 1996. For the fourth quarter, expenditures totaled $2.9 billion in 1997 as compared to $1.2 billion for 1996. The 1997 amounts include $1.4 billion for the acquisition of Monterey Resources Inc., a company that produces significant quantities of heavy crude oil in California.
         In the United States, exploration and production expenditures increased during 1997 reflecting the continued focus on opportunities both onshore and offshore, especially in the deepwater Gulf of Mexico. Platform construction and development drilling is underway in the Petronius and Arnold fields while prospect drilling continues in the Fuji and Gemini fields. Additionally, expenditures in 1997 reflect enhanced oil recovery efforts in California and drilling and development programs in traditional offshore shelf areas and onshore. Construction continued during the fourth quarter on a jointly-owned natural gas pipeline and processing complex in the Gulf Coast area.
         Internationally, exploration and production expenditures in 1997 included the acquisition of a 20 percent interest in Kazakhstan's giant Karachaganak oil and gas field. Higher expenditures also reflect development work in Indonesia, including expenditures for enhanced oil recovery installations. In the U.K., North Sea activities in the Galley and Mariner fields moved forward. Exploration and development activities continued in China, Nigeria and Indonesia.
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                                      - 7 -

         Internationally, investments in manufacturing, marketing and other facilities increased during 1997 as a result of expenditures on marketing facilities and service station re-imaging throughout Asia by Texaco's affiliate, Caltex Petroleum Corporation. Texaco also continued to invest in selected Latin American and European growth markets. Additionally, the remaining interest in the Pembroke Cracking Company was acquired from Chevron during the fourth quarter.
         In the U.S. downstream, investments in various pipeline construction projects in the Gulf Coast continued, as well as a refinery upgrade at Port Arthur, Texas.

                                      -xxx-

CONTACTS:      Faye Cox           914-253-7745
               Cynthia Michener   914-253-4743










Additional   Texaco   information  is  available  on  the  World  Wide  Web  at:
http://www.texaco.com

                                                                      Fourth Quarter (a)                Year (a)
                                                                 --------------------------   ----------------------------
                                                                    1997          1996           1997            1996
                                                                 -----------   ------------   ------------    ------------
FUNCTIONAL NET INCOME ($000,000)
-------------------------------------------------------------

Operating Earnings
   Petroleum and natural gas
       Exploration and production
           United States                                           $ 225          $ 351          $  957         $ 1,123
           International                                             298            113             797             478
                                                                   -----          -----          ------         -------
               Total                                                 523            464           1,754           1,601
                                                                   -----          -----          ------         -------
       Manufacturing, marketing and
        distribution
           United States                                              80            (35)            318             207
            International                                            144             17             514             450
                                                                   -----          -----          ------         -------
               Total                                                 224            (18)            832             657

                                                                   -----          -----          ------         -------
               Total petroleum and natural gas                       747            446           2,586           2,258


   Nonpetroleum
                                                                       1              5              17              16
                                                                   -----          -----          ------         -------
               Total operating earnings                              748            451           2,603           2,274

Corporate/Nonoperating                                              (125)            58              61            (256)
                                                                   -----          -----          ------         -------

                    Total net income                               $ 623          $ 509          $2,664         $ 2,018
                                                                   -----          -----          ------         -------
Net income per common share (dollars)(b)
     Basic                                                         $1.15          $ .95          $ 4.99         $  3.77
     Diluted                                                       $1.12          $ .93          $ 4.87         $  3.68

Average number of common shares
     outstanding for computation
     of basic earnings per share (000,000)(b)                      530.3          520.3           522.2           520.4

Provision for (benefit from) income taxes
    included in total net income above ($000,000)                  $ 252          $  (3)         $  663         $   965

(a) Includes special items as detailed in this release.
(b) All periods presented reflect the September 29, 1997 two-for-one stock split and the fourth quarter
    1997 adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share.

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                                      - 9 -

                                                            Fourth Quarter                             Year
                                                    -----------------------------   ------------------------------
OTHER FINANCIAL DATA ($000,000)                         1997            1996            1997             1996
-------------------------------------------------   -------------   -------------   --------------   -------------
Revenues                                               $ 12,049        $ 12,871        $ 46,667        $  45,500

Total assets as of December 31                                                     (c) $ 29,600        $  26,963

Stockholders' equity as of December 31                                             (c) $ 12,800        $  10,372

Total debt as of December 31                                                       (c) $  6,400        $   5,590

Capital and exploratory expenditures
   (includes equity in affiliates)
       Exploration and production
           United States
               Acquisition of Monterey Resources       $  1,448         $     -        $  1,448        $       -
               Other                                        463             349           1,735            1,243
                                                       --------        --------        --------        ---------
                   Total                                  1,911             349           3,183            1,243
           International                                    421             373           1,411            1,135
                                                       --------        --------        --------        ---------
                   Total                                  2,332             722           4,594            2,378
                                                       --------        --------        --------        ---------

       Manufacturing, marketing and
        distribution
           United States                                    185             126             431              360
           International                                    362             313             848              658
                                                       --------        --------        --------        ---------
                Total                                       547             439           1,279            1,018
                                                       --------        --------        --------        ---------

       Other                                                 28              18              57               35
                                                       ========        ========        ========        =========
                Total                                  $  2,907        $  1,179        $  5,930        $   3,431
                                                       ========        ========        ========        =========

Texaco Inc. and subsidiary companies
       Exploratory expenses included above:
           United States                               $     67        $     41        $    189         $    153
           International                                     98              95             282              226
                                                       ========        ========        ========        =========
                 Total                                 $    165        $    136        $    471              379
                                                       ========        ========        ========        =========

Dividends paid to common stockholders                  $    242        $    221        $    918         $    859

Dividends per common share (dollars)(b)                $    .45        $   .425        $   1.75         $   1.65

Dividend requirements for preferred stockholders       $     14        $     15        $     56         $     58

(b) All periods presented reflect the September 29, 1997 two-for-one stock split and the fourth quarter
    1997 adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share.
(c) Preliminary


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
                                     - 10 -


                                                               Fourth Quarter                   Year
                                                        --------------------------   ---------------------------
OPERATING DATA - INCLUDING                                  1997          1996           1997           1996
  INTERESTS IN AFFILIATES                               ------------  ------------   ------------    -----------

     Exploration and Production

     United States
         Net production of crude oil and
             natural gas liquids (000 BPD)                      425           387            396            388

         Net production of natural gas -
             available for sale (000 MCFPD)                   1,768         1,661          1,706          1,675
         Total net production (000 BOEPD)                       720           664            680            667

         Natural gas sales (000 MCFPD)                        3,629         3,404          3,584          3,176
         Natural gas liquid sales
             (including purchased LPGs)(000 BPD)                173           203            184            206

         Average U.S. crude (per bbl.)                     $  16.36      $  20.00       $  17.34       $  17.93
         Average U.S. natural gas (per mcf)                $   2.63      $   2.54       $   2.37       $   2.19
         Average WTI (Spot) (per bbl.)                     $  19.92      $  24.67       $  20.61       $  22.16
         Average Kern (Spot) (per bbl.)                    $  14.41      $  17.32       $  14.71       $  15.53

     International
         Net production of crude oil and
             natural gas liquids (000 BPD)
                  Europe                                        149           116            125            115
                  Indonesia                                     155           152            150            145
                  Partitioned Neutral Zone                      105            80             97             76
                  Other                                          63            64             65             63
                                                           --------      --------       --------       --------
                     Total                                      472           412            437            399
         Net production of natural gas
             available for sale (000 MCFPD)
                  Europe                                        245           207            209            188
                  Colombia                                      204           148            177            125
                  Other                                          78            80             85             69
                                                           --------      --------       --------       --------
                     Total                                      527           435            471            382
     Total net production (000 BOEPD)                           560           485            516            463

     Natural gas sales (000 MCFPD)                              682           538            592            477
     Natural gas liquids sales
        (including purchased LPGs)(000 BPD)                      92            68             97             89

     Average International crude (per bbl.)                $  17.44      $  21.96       $  17.64       $  19.55
     Average U.K. natural gas (per mcf)                    $   2.75      $   2.83       $   2.70       $   2.63
     Average Colombia natural gas (per mcf)                $    .87      $    .99       $    .98       $    .96


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                                     - 11 -


                                                              Fourth Quarter                     Year
                                                        --------------------------   ---------------------------
OPERATING DATA - INCLUDING                                 1997          1996           1997           1996
   INTERESTS IN AFFILIATES                              ------------  ------------   ------------    -----------

     Manufacturing, Marketing and Distribution

     United States
         Refinery input (000 BPD)
             Subsidiary                                         407           401            413            404
             Affiliate - Star Enterprise                        332           320            334            320
                                                              -----         -----          -----          -----
                 Total                                          739           721            747            724

         Refined product sales (000 BPD)
             Gasoline                                           493           499            508            499
             Avjets                                             115           112            100            123
             Middle Distillates                                 211           222            216            216
             Residuals                                           88            73             84             67
             Other                                              111           120            114            131
                                                              -----         -----          -----          -----
                  Total                                       1,018         1,026          1,022          1,036

     International
         Refinery input (000 BPD)
             Europe                                             333           352            336            340
             Affiliate - Caltex                                 432           352            408            364
             Latin America/West Africa                           63            39             60             58
                                                              -----         -----          -----          -----
                  Total                                         828           743            804            762

         Refined product sales (000 BPD)
             Europe                                             545           545            509            496
             Affiliate - Caltex                                 592           599            571            601
             Latin America/West Africa                          447           373            418            391
             Other                                               73            74             65             64
                                                              -----         -----          -----          -----
                  Total                                       1,657         1,591          1,563          1,552